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     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 2002
                           REGISTRATION NO. 333-59984

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 3
                             TO FORM S-1 ON FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                            APPLIED FILMS CORPORATION
               (Exact name of registrant as specified in charter)

      Colorado                      3559                          84-1311581
   (State or Other             (Primary Standard                I.R.S. Employer
   Jurisdiction of          Industrial Classification        Identification No.)
   Incorporation or              Code Number)
    Organization)

                             9586 I-25 FRONTAGE ROAD
                            LONGMONT, COLORADO 80504
                                 (303) 774-3200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                              LAWRENCE D. FIRESTONE
                             9586 I-25 FRONTAGE ROAD
                            LONGMONT, COLORADO 80504
                                 (303) 774-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------

                                   Copies to:
                                  HARVEY KONING
                    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP
                              333 BRIDGE ST., N.W.
                             GRAND RAPIDS, MI 49504
                                 (616) 336-6000
                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

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
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]_______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                  _____________



In addition to the shares of common stock set forth in the Calculation of Registration Fee Table, which includes a good faith estimate of the number of shares of common stock underlying the warrants and Preferred Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                 457,467 Shares

                                 Applied Films

                                  Common Stock

The selling shareholders identified in this prospectus are offering and selling up to 457,467 shares of common stock of Applied Films Corporation. We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants. These proceeds will be used for working capital and other corporate purposes.

Our common stock is listed on the Nasdaq National Market under the symbol "AFCO." On January 15, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $25.62 per share.

Each selling shareholder may sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus. Each selling shareholder will pay any brokerage commissions and discounts attributable to the sale of its shares.

                               ___________________

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               ___________________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

COMMISSIONS RECEIVED BY A SELLING SHAREHOLDER OR ANY BROKER-DEALERS, AGENTS OR UNDERWRITERS THAT HELP DISTRIBUTE THE SHARES AND ANY PROFIT ON THE RESALE OF THE SHARES PURCHASED BY THEM MAY BE CONSIDERED UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE SECURITIES ACT OF 1933.

                              ___________________

                The date of this prospectus is ____________, 2002

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the Securities and Exchange Commission, a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

o    Our Annual Report on 10-K for the year ended June 30, 2001;
o    Our Quarterly Report on Form 10-Q for the quarter ended September 29, 2001;
     and
o Our Current Report on Form 8-K dated December 31, 2000, filed with the Securities and Exchange Commission on January 5, 2001, as amended by our Form 8-K/A filed with the Securities and Exchange Commission on March 15, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at Applied Films Corporation, Attn: Lawrence D. Firestone, 9586 I-25 Frontage Road, Longmont, Colorado 80504, telephone: (303) 774-3200.

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
                               PROSPECTUS SUMMARY

This summary  highlights  information  contained  elsewhere in this  prospectus.
Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                         ABOUT APPLIED FILMS CORPORATION

We are a leading provider of thin film deposition equipment to the flat panel display, the architectural, automotive and solar glass, and the consumer products packaging and electronics industries. We have also developed a barrier coating solution technology for the plastic beverage bottle industry. Our deposition systems are used to deposit thin films that enhance the characteristics of a base substrate, such as glass, plastic, paper or foil. These thin films provide conductive, electronic, reflective, filter, barrier and other properties that are critical elements of our customers' products. Our thin film deposition systems provide our customers with high yield and throughput, flexible modular configurations, and sophisticated coating and process technologies. We also process and sell thin film coated glass to the flat panel display, or FPD, industry.

Our thin film solutions enable our customers to offer the latest product innovations in the following markets:

    o Flat Panel Displays. Thin films are coated on glass and incorporated in displays used in flat panel computer monitors and plasma televisions to enable optical transparency and electrical conductivity.

    o Architectural, Automotive and Solar Glass. Thin films are applied to glass to significantly reduce heat transfer through the glass, improving the efficiency of heating and cooling systems in buildings and vehicles. In addition, thin films form conductive layers and are integral components of solar cells.

    o Consumer Products Packaging and Electronics. Thin films are applied, in a process known as web coating, to a thin plastic, metal foil or paper substrate to create a barrier, extending shelf life in consumer products. In addition, thin films provide the conductive and electronic elements critical to the manufacture of certain electronic products, such as capacitors and touch panel screens.

    o     Plastic   Beverage   Bottles.   Thin   films   improve   the   barrier
          characteristics of plastic bottles, extending the shelf life of beverages by reducing the rate at which carbonation escapes or contaminants enter the bottle.

For 25 years we have developed leading thin film technologies that we leverage to meet our customers' needs for technologically advanced thin film deposition equipment. We have sold over 80 FPD deposition systems, 35 architectural and automotive glass thin film deposition systems, and 400 web coating systems and have sold six systems for coating plastic bottles. We have over 50 patents and patent applications related to thin film technologies.

Our broad range of thin film deposition equipment solves critical manufacturing issues for our customers with innovative coating and process technologies. We provide in-line or batch, high or low volume, high-yield deposition systems to coat thin films on large, rigid or flexible substrates. The principal methods of deposition that we integrate in our systems are physical vapor deposition, or PVD, evaporation, and plasma enhanced chemical vapor deposition, or PECVD. With each deposition method, the quality of the coatings, the cycle time of the process, the utilization of materials, and other factors are controlled by our technology solutions. Our deposition solutions are highly specialized for our customers to enhance the electrical, optical and barrier qualities of the substrates used in their products.

Our objective is to enhance our position as a leading supplier of thin film deposition equipment. Key elements of our strategy include:

    o     Focusing on high margin equipment opportunities;

    o Leveraging our leadership to capture additional market share in our core markets;

    o Focusing on emerging high growth markets such as solar cell, organic light emitting diodes, or OLEDs, and barrier coated plastic bottles;

    o Engaging in strategic relationships with industry leaders to maximize our research and development investments and enhance the sales, marketing and distribution of our products; and

    o Serving diverse markets to reduce exposure to the cyclical nature of any individual market.

Our equipment manufacturing operations in the United States and Germany, together with our global sales and support offices, enable us to provide thin film deposition solutions around the world. Our knowledge, understanding of customer thin film coating requirements, and ongoing research and development allow us to make continuous improvements that provide our customers with high value and increasingly advanced technological solutions. The depth of our experience and technologies enables our customers to develop innovative products for their current and future markets.

The LAC Acquisition

In December 2000, we completed the acquisition of the Large Area Coatings, or LAC, division of Unaxis Holding AG, which had reported revenues of approximately $94 million for the twelve months ended December 31, 2000. The LAC acquisition expanded our product offering for the FPD industry. The LAC acquisition also enabled our entry into three new product markets: the architectural, automotive and solar glass market; the consumer products packaging and electronics market; and the plastic beverage bottle market.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained in this prospectus before deciding to invest in our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common stock could decline, and you may lose all or part of your investment. Please see "Forward-Looking Statements" on page 18 of this prospectus.

OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE DUE TO A VARIETY OF FACTORS, WHICH MAY RESULT IN VOLATILITY OR A DECREASE IN THE PRICE OF OUR COMMON STOCK.

We have experienced and may continue to experience significant annual and quarter-to-quarter fluctuations in our operating results as a result of a variety of factors including:

    o  the cyclical nature of the capital equipment market;

    o fluctuation in customer demand, which is influenced by general economic conditions, particularly in the industries and geographic markets we serve;

    o  our product and revenue mix;

    o  competition,  including  competitive pressures on prices of our products;

    o  the length and variability of the sales cycle for our products;

    o  manufacturing and operational issues;

    o  the timing of customer orders;

    o issues related to new product development and introduction, including increased research, development and engineering costs and marketing expenses;

    o the timing of the recognition of revenues from capital equipment orders and the accuracy of the estimation of our costs;

    o sales and marketing issues, including our concentration on a small number of customers; and

    o  fluctuations in foreign currency exchange rates.

General economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect our business results and the market price for our common stock. General economic conditions have been adversely affected by the recent terrorist attacks in New York and Washington, D.C., the economic effects thereof and the political, consumer and business responses thereto. The long-term impact of these or other extraordinary incidents on the United States economy or on economies outside the United States are not yet determinable. These impacts may have a material adverse effect on our customers and the markets for our products and on our company and the market price of our common stock. These factors are difficult or impossible to forecast.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE CYCLICAL NATURE OF MARKET CONDITIONS IN THE INDUSTRIES WE SERVE.

Our business depends on the purchasing requirements of manufacturers of flat panel displays, or FPDs, and our customers in the architectural, automotive and solar glass, the consumer products packaging and electronics and the polyethylene terephthalate, or PET, plastic bottle markets. Certain of these markets, in particular the FPD market, have been subject to dramatic cyclical variations in product supply and demand. The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year. Manufacturers may contribute to these cycles by over- or under-investing in manufacturing capacity and equipment. We may not be able to respond effectively to these industry cycles.

Downturns in the industry often occur in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Industry downturns have been characterized by reduced demand for equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses, and this ability is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. In addition, although we order materials and components in response to firm orders, the long lead time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell or for which orders may be cancelled.

In fiscal 2001 and the first two quarters of fiscal 2002, we experienced a downturn in the FPD market, and there can be no assurance when or if demand for thin film transistors, or TFTs, or plasma display panels will increase. Unfavorable economic conditions that relate to the consumer electronics or other industries in which we operate, or that result in reductions in capital expenditures by our customers, could have a material adverse effect on our business, operating results, financial condition and prospects.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND WE MAY NOT BE ABLE TO FORECAST OR RESPOND TO COMMERCIAL AND TECHNICAL TRENDS.

Our growth strategy and future success is dependent upon commercial acceptance of products incorporating technologies we have developed and are continuing to develop. The market for thin film coated glass and thin film deposition equipment is characterized by rapid change and frequent introductions of enhancements to existing products. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

    o  accurate technology and product selection;

    o  timely and efficient completion of product design and development;

    o  timely  and  efficient  implementation  of  manufacturing  and   assembly
       processes;

    o  product performance in the field; and

    o  product support and service and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technological trends in the industries in which we operate.

Technological changes, process improvements, or operating improvements that could adversely affect us include:

    o  development of new technologies by our competitors;

    o  changes in product requirements of our customers;

    o changes in the way coatings are applied to glass, paper, metal foil or plastic bottles;

    o development of new materials that improve the performance of the coated substrate; and

    o  improvements in the alternatives to our technologies.

We may not have sufficient funds to devote to research and development, or our research and development efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially adversely affected.

We have limited resources to allocate to research and development, and must allocate our resources among a variety of projects. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and development, we may be unable to compete effectively in the markets in which we operate.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES AND IMPLEMENTATION PERIODS, WHICH INCREASES OUR COSTS IN OBTAINING ORDERS AND EXTENDS THE EFFECTS OF ECONOMIC DOWNTURNS.

We derive a substantial portion of our net revenues from complex, customized products that are a significant capital expenditure for our customers and typically require long lead times. Because of the significance of the product purchase decision, prior to placing an order, prospective customers generally commit significant resources to test and evaluate our products and often require a significant number of product presentations and demonstrations before reaching a sufficient level of confidence in the product's performance and compatibility with the customer's specific requirements. The sales cycle of our products is typically six to 15 months or more, requiring us to invest significant marketing and engineering resources in attempting to make sales and delaying the generation of revenue. Following periods of economic downturn during which the sales process may have been suspended, the long sales cycle will lengthen the period following economic recovery before we will begin to receive revenues. Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. The time required for our customers to incorporate our products into their systems can also be lengthy and require significant on-site engineering support. Because our customers' final payment obligations are not triggered until ultimate product acceptance, any delay in acceptance could postpone our receipt of the final 10-15% of the purchase price.

WE MAY NEED ADDITIONAL FUNDS TO FINANCE OUR FUTURE GROWTH, AND IF WE ARE UNABLE TO OBTAIN SUCH FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AS PLANNED.

We may require additional capital to finance our future growth and fund our ongoing research and development activities. Our capital requirements depend on many factors, including acceptance of and demand for our products, and the extent to which we invest in new technology and research and development projects.

To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing shareholders would be diluted. If we finance our capital requirements through issuance of debt or preferred stock, we may incur significant interest or dividend costs. Additional bank or other financing may not be available to us when needed or, if available, may not be available on terms favorable to us.

FAILURE TO SUCCESSFULLY INTEGRATE THE LAC BUSINESS MAY REDUCE THE EXPECTED RETURN ON OUR INVESTMENT, DECREASE OUR OPERATING RESULTS AND DIVERT CORPORATE RESOURCES.

On December 31, 2000, we completed the LAC acquisition. The LAC business had revenues for the 12 months ended December 31, 2000, of approximately $94.0 million, which was significantly greater than our revenues of $53.8 million over the same period. Because of the size of the acquired operations and the presence of the LAC business in products and markets different from those in which we have historically operated, the management of growth represented by this acquisition will be expensive and time consuming, and puts pressure on our existing infrastructure. The process of integrating the acquired operations will require significant management and financial resources and may result in unforeseen operating difficulties. Prior to the LAC acquisition, we had limited experience managing production operations outside the United States. Our future performance may be adversely affected if we fail to successfully manage the LAC business operations in Germany and related sales offices. Some

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
of the risks associated with the LAC acquisition include:

    o  Unexpected loss of key employees or customers;

    o Conforming the standards, processes, procedures and controls of the LAC business with our operations;

    o  Coordinating new product and process development;

    o Costs of operating, marketing, research and development, human resource and accounting functions in both our United States and German operations;

    o Resolving disputes the LAC business has or may have with certain customers;

    o  Hiring additional management and other critical personnel; and

    o  Increasing  the  scope,   geographic  diversity  and  complexity  of  our
       operations.

The  realization of anticipated  operating  results may prove  difficult and the
combined   businesses  may  fail  to  achieve  the  expected   benefits  of  the
transaction.

THE LAC ACQUISITION MAY BE MORE EXPENSIVE AND LESS PROFITABLE THAN ANTICIPATED.

The purchase price for the LAC acquisition is subject to a post-closing adjustment based on the net equity of the LAC business as of the closing date. We and Unaxis are evaluating and negotiating the final net equity and purchase price adjustment. We have accrued $7.5 million for the remaining purchase price owed to Unaxis. However the final purchase price adjustment may exceed $7.5 million. If we and Unaxis are unable to agree on the final purchase price adjustment, an independent arbitrator will make the final decision.

The LAC business was not profitable for the years ended December 31, 1999 and 2000, and there can be no assurance that the LAC business will be profitable in future years. The success of the LAC acquisition will depend in part on our ability to impose discipline on the LAC operations and financial results, and to manage its future growth.

We may discover problems or liabilities in the LAC operations that we had not anticipated and which are not covered by indemnification from Unaxis. These liabilities could negatively affect our financial results.

Because the LAC business was previously operated as parts of two divisions of Unaxis, the costs of operating the LAC business as a stand alone entity without the corporate support of Unaxis may not have been appropriately accounted for in the LAC historical financial statements, and may be significantly greater than initially estimated. The operation of the LAC business may result in our incurring operating costs and expenses significantly greater than we anticipated prior to the acquisition.

UNAXIS IS NOT PROHIBITED FROM COMPETING WITH US AFTER DECEMBER 31, 2002, WHICH COULD INTERFERE WITH OUR ABILITY TO FULLY BENEFIT FROM THE LAC ACQUISITION AND THE INTELLECTUAL PROPERTY RIGHTS WE ACQUIRED.

In the LAC acquisition, Unaxis agreed not to compete with us for two years after the closing and granted us an exclusive license to use certain intellectual property rights for two years. After December 31, 2002, the intellectual property license continues but on a non-exclusive basis, and Unaxis is no longer restricted from competing in our markets. Because Unaxis is the owner or licensee of certain intellectual property rights used by us in our products, it may be in a position to compete with us in the markets we serve. The use by Unaxis of the intellectual property it owns to compete with us could have a material adverse effect on our financial results.

WE FACE COMPETITION OR POTENTIAL COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN OURS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH THESE

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
COMPANIES, OUR MARKET SHARE MAY DECLINE AND OUR BUSINESS COULD BE HARMED.

The market for thin film deposition equipment is highly competitive. We face substantial competition from established companies in many of the markets we serve. Some of our competitors have greater financial, engineering, manufacturing and marketing resources, broader product offerings and service capabilities and larger installed customer bases than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products which could impair sales of our products. In addition, their greater capabilities in these areas may enable them to:

    o  better withstand periodic economic downturns;

    o  compete more effectively on the basis of price and technology;

    o  more quickly develop enhancements to and new generations of products; and

    o  more effectively retain existing customers and obtain new customers.

Many of our customers and potential customers that purchase deposition equipment are large companies that require global support and service for their thin film deposition equipment. Our larger competitors have more extensive infrastructures than we do, which could place us at a disadvantage when competing for the business of global manufacturers and other purchasers of thin film deposition equipment.

In addition, new companies may in the future enter the markets in which we compete, further increasing competition.

We believe that our ability to compete successfully depends on a number of factors, including:

    o  performance of our products;

    o  quality of our products;

    o  reliability of our products;

    o  cost of owning and using our products;

    o  our ability to ship products on the schedule required;

    o  quality of the technical service we provide;

    o  timeliness of the services we provide;

    o  our success in developing new products and enhancements;

    o  existing market and economic conditions; and

    o  price of our products and our competitors' products.

Many of these factors are outside our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share, and inability to generate cash flows that are sufficient to maintain or expand our development of new products.

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
DUE TO OUR SIGNIFICANT LEVEL OF EXPORT REVENUES, WE ARE SUBJECT TO OPERATIONAL, FINANCIAL AND POLITICAL RISKS SUCH AS UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS, TARIFFS, POLITICAL AND ECONOMIC INSTABILITY, OUTBREAKS OF HOSTILITIES AND ADVERSE TAX CONSEQUENCES.

In fiscal 2000, 93% of our net revenues were generated from contracts with customers outside of our manufacturing center in the United States, compared to 67% of revenues from contracts with customers outside of our manufacturing centers in the United States and Europe for fiscal 2001. The principal international markets into which we and our China joint venture, or China JV, sell our products are China (including Hong Kong), Korea, Japan, Taiwan and Malaysia. Banking and currency problems in Asia have had and may continue to have an adverse impact on our revenues and operations. Our operations in China will be subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease, and any slowdown may have a negative effect on our business.

We believe international sales will continue to represent a significant portion of our sales, and that we will continue to be subject to the normal risks of conducting business internationally. Such risks include:

    o  foreign exchange risks;

    o  inflation or deflation in foreign economies;

    o  the burdens of complying with a wide variety of foreign laws;

    o unexpected changes in regulatory requirements, and the imposition of government controls;

    o  political and economic instabilities;

    o  export license requirements;

    o  protective trade activities, such as tariffs and other barriers;

    o  the risk of business interruption;

    o  difficulties in accounts receivable collections;

    o  inability to protect intellectual property rights;

    o  difficulties in staffing and managing foreign sales operations; and

    o  potentially adverse tax consequences.

WE CONDUCT BUSINESS IN FOREIGN CURRENCIES, AND FLUCTUATION IN THE VALUES OF THOSE CURRENCIES COULD RESULT IN FOREIGN EXCHANGE LOSSES AND NEGATIVELY AFFECT OUR COMPETITIVE POSITION.

In fiscal 2001, approximately 6% of our net revenues were denominated in yen, 54% were denominated in marks and 40% were denominated in dollars. Any strengthening of the dollar in relation to the currencies of our competitors or customers, or strengthening or weakening of the yen or mark in relation to other currencies in which our customers or competitors do business, could adversely affect our competitiveness, as our products will become more expensive to customers outside the United States and less competitive with products produced by competitors outside the United States. A strengthening of the dollar or other competitive factors could put pressure on us to denominate a greater portion of our Japanese sales in yen, thereby increasing our exposure to fluctuations in the dollar-yen exchange rate. Our China JV transacts much of its business in Chinese Yuan Renminbi. While this currency has remained fairly constant in value, any devaluation of the Chinese Yuan Renminbi would adversely affect our business, operating results, financial conditions and prospects. Foreign sales also expose us to collection risks in the event it becomes more expensive for our foreign customers to convert their local currencies into dollars. Fluctuations in exchange rates could adversely affect our competitive position or result in foreign exchange losses, either of which could materially adversely affect our business, operating results, financial conditions and prospects.

The assets, liabilities and operating expenses of our German operations are reported in Euros. Our financial statements, including our consolidated financial statements, are expressed in dollars. The translation exposures that result from the inclusion of financial statements that are expressed in functional currencies other than dollars are not hedged. These net translation exposures are taken into shareholders' equity. As a result, our operating results are exposed to fluctuations of Euros against the dollar. As of June 30, 2001, the unrealized translation adjustment was $7.0 million, which was primarily attributable to the goodwill and other intangible assets from the LAC acquisition that are denominated in Euros.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM LARGE SALES TO A SMALL NUMBER OF LARGE CUSTOMERS, AND IF WE ARE NOT ABLE TO RETAIN THESE CUSTOMERS, OR IF THEY RESCHEDULE, REDUCE OR CANCEL ORDERS, OUR REVENUES WOULD BE REDUCED AND OUR FINANCIAL RESULTS WOULD SUFFER.

Our ten largest customers accounted for 35% of our gross revenues in fiscal 2001. Sales to our largest customers have varied significantly from year to year and will continue to fluctuate in the future. We may not be able to retain our key customers, or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. If a large order were delayed or cancelled, our revenues would significantly decline, and the loss of, or a significant reduction of purchases by, one or more of our significant customers would materially adversely affect our business, operating results, financial condition and prospects. In addition, any difficulty in collecting amounts due from one or more key customers could harm our financial results. There are a limited number of potential customers in each of our markets, and we expect that sales to a relatively small number of customers will continue to account for a high percentage of our revenues in those markets in the foreseeable future.

THE FAILURE OF OUR STRATEGIC PARTNERS TO DEVOTE ADEQUATE RESOURCES TO MARKETING AND DISTRIBUTING OUR PRODUCTS COULD LIMIT OUR ABILITY TO GROW OR SUSTAIN OUR REVENUES AND EARNINGS.

The success of our strategy to develop emerging high growth market opportunities depends on the level of sales, marketing and distribution support we receive from our strategic partners. For example, we have little experience in the market for barrier coated plastic bottles. We have developed PET bottle deposition equipment for this market in partnership with The Coca-Cola Company and KRONES AG. Until September 1, 2002, The Coca-Cola Company is the exclusive distributor of BESTPET systems, and after September 1, 2002, systems may be sold to The Coca-Cola Company or, subject to certain restrictions, to third parties. We are relying on KRONES to provide the necessary sales, marketing and distribution support of our product to expand our share of the PET bottle market. The failure of KRONES to devote adequate resources to marketing and distributing our PET bottle deposition equipment could limit our ability to grow or sustain our revenues and earnings.

IF WE ARE UNABLE TO CONTINUE TO INTRODUCE NEW PRODUCTS, OUR RESULTS WILL BE ADVERSELY AFFECTED.

We believe our future growth depends significantly upon our ability to successfully introduce new products, such as our BESTPET deposition systems. We are subject to the risks inherent in the development of new products, including risks associated with attracting and servicing a customer base, manufacturing products in a cost-effective and profitable manner, and training qualified engineering, manufacturing, service and marketing personnel. Product development is based on our expectations regarding future growth of target markets, but it is difficult to anticipate the direction of future growth and to design equipment to meet the needs of a changing market. Changes in technology could render our products less attractive. If the market for our new products fails to grow, or grows more slowly than anticipated, we may be unable to realize the expected return on our investment in product development, and our business, operating results, financial condition and prospects could be materially adversely affected. Among other markets, we are anticipating growth in the plastic bottle market. If commercialization of that technology develops more slowly than we expect, if the market demand fails to develop as anticipated, or if alternative technologies are more successful in meeting market needs, our future results will be negatively affected.

WE MANUFACTURE ALL OF OUR PRODUCTS AT FOUR FACILITIES, AND ANY PROLONGED DISRUPTION IN THE OPERATIONS OF THOSE FACILITIES OR A DEMAND FOR PRODUCTS THAT EXCEEDS THE MANUFACTURING CAPACITY AT SUCH FACILITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

We produce all of our products in our manufacturing facilities located in Longmont, Colorado, Alzenau and Hanau, Germany, and the facilities leased by the China JV in Suzhou, China. Any prolonged disruption in the operations of our manufacturing facilities, whether due to technical or labor difficulties, destruction of or damage as a result of a fire or any other reason, could seriously harm our ability to satisfy our customer order deadlines. In addition, if customer demand for equipment exceeds the manufacturing capacity of our facilities, the growth in our revenues could be negatively affected. If we cannot timely deliver our systems, our revenues could be adversely affected.

IF WE DELIVER SYSTEMS WITH DEFECTS OR THAT FAIL TO MEET SPECIFICATIONS, OUR CREDIBILITY WILL BE HARMED AND THE MARKET ACCEPTANCE AND SALES OF OUR SYSTEMS WILL DECREASE.

Our systems are complex, are often customized and sometimes have contained defects or failed to meet contractual specifications. Most of our systems are uniquely designed for the particular customer, and are frequently new models with features that have not previously been tested. If we deliver systems with defects or fail to meet specifications, our credibility and the market acceptance and sales of our systems could be harmed. In addition, if our systems contain defects or fail to meet specifications, we may incur contractual penalties and be required to expend significant capital and resources to alleviate such problems. Such problems could also damage our relationships with specific customers, impair market acceptance of our products and adversely affect our gross profit margins and operating results.

WE DEPEND ON THE CONTINUING OPERATIONS OF OUR JOINT VENTURE PARTNER IN CHINA.

Results of our coated glass operations will depend significantly on the results of the China JV with Nippon Sheet Glass Co., Ltd., or NSG, in China. The results of the China JV depend on the continuing cooperation of NSG. The success of the China JV is subject to a number of risks, over many of which we have limited control. We rely on NSG to house the China JV within its glass fabrication facility and to supply glass to the China JV. We also rely on NSG's management personnel to manage the day-to-day operations of the China JV, and the managing director of the China JV is employed by NSG as well as by the China JV. We do not have employment agreements with any management personnel at the China JV. The China JV's future success will be dependent in part on our ability to continue to effectively participate in the China JV and manage our relationship with NSG. Our business, operating results, financial condition or growth could be materially adversely affected if NSG ceases to supply glass to the China JV, focuses its management and operational efforts on other activities or terminates the joint venture.

Our operations and assets in China are subject to significant political, economic, legal and other uncertainties in China. China currently does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of laws may be inconsistent. We could also be adversely affected by a number of factors, including inadequate development or maintenance of infrastructure or a deterioration of the general political, economic or social environment in China.

THE COATED GLASS MARKET IS HIGHLY COMPETITIVE AND SUBJECT TO PRICING PRESSURES WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

The market to supply thin film coated glass to liquid crystal display, or LCD, manufacturers is highly competitive. Many of our competitors have substantially greater financial, technical, marketing and sales resources than we have. Additional competitors may enter our markets, certain of which may offer lower prices. Prices for much of our low resolution thin film coated glass products supplied to the LCD market declined in past years, with a 29% price decrease during fiscal 1999. We have experienced further pricing pressures and decreased demand in fiscal 2001 and the first quarter of fiscal 2002, and we may in the future experience pricing pressures as a result of a decline in industry demand, excess inventory levels, increases in industry capacity or the introduction of new technologies. Many of our customers are under continuous pressure to reduce prices and we expect to continue to experience downward pricing pressures on our thin film coated glass products. We are frequently required to commit to price reductions before we know that the cost reductions required to maintain profitability can be achieved. To offset declining sales prices, we must achieve manufacturing efficiencies and cost reductions and obtain orders for higher volume products. If we are unable to offset declining sales prices, our gross margins on coated glass will decline.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM CHALLENGES BY THIRD PARTIES.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringements, or to protect us from the claims of others. We have not formally recorded, in the applicable offices, our ownership of the patents we acquired in the LAC acquisition, nor have we filed our registered patents and trademarks for patent or trademark protection in all of the jurisdictions in which such filings may be made. Patents issued to us may be challenged, invalidated or circumvented; our rights granted under those patents may not provide competitive advantages to us; and third parties may assert that our products infringe their patents, copyrights or trade secrets. Third parties could also independently develop functionally equivalent or superior technology and similar products or could duplicate our products. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. If competitors are able to use our technology, our ability to compete effectively could be harmed.

CLAIMS OR LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS COULD SERIOUSLY HARM OUR BUSINESS OR REQUIRE US TO INCUR SIGNIFICANT COSTS.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could become subject to litigation in the future either to protect our intellectual property rights or as a result of allegations that we infringe others' intellectual property rights.

From time to time, we have received claims of infringement from third parties. Any claims that our products infringe proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

    o  lose our proprietary rights;

    o  stop  manufacturing  or  selling  our   products  that  incorporate   the
       challenged intellectual property;

    o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

    o pay damages, including treble damages and attorney's fees in some circumstances; or

    o  redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business could be severely harmed.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE LESS EFFECTIVE IN SOME FOREIGN COUNTRIES WHERE INTELLECTUAL PROPERTY RIGHTS ARE NOT AS WELL PROTECTED AS IN THE UNITED STATES.

In fiscal 2001, 67% of our revenue was derived from sales in foreign countries, including certain countries in Asia such as Taiwan, Korea, China and Japan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many United States companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries. For example, Taiwan is not a signatory of the Patent Cooperation Treaty, which is designed to specify rules and methods for defending intellectual property internationally. In many instances, the publication of a patent prior to the filing of a patent application in Taiwan would invalidate the ability of a company to obtain a patent in Taiwan. Similarly, in contrast to the United States where the contents of patents remain confidential during the first 18 months of the patent prosecution process, the contents of a patent are published upon filing, which provides competitors an advance view of the contents of a patent application prior to the establishment of the patent rights. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. For example, our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

IF WE FAIL TO COMPLY WITH ENVIRONMENTAL REGULATIONS, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

We use hazardous chemicals in producing our products. As a result, we are subject to a variety of local, state and federal governmental regulations in the United States and Germany relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products, compliance with which is expensive. Environmental claims against us or our failure to comply with any present of future regulations could result in:

    o  the assessment of damages or imposition of fines against us;

    o  the suspension of production of our products; or

    o  the cessation of our operations.

New regulations could require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively impact our earnings and financial position.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

Our future success will depend largely upon the continued services of our executive officers and certain other key employees. The loss of the services of one or more of the executive officers or other key employees could materially adversely affect our business. We do not have employment agreements with or key-man life insurance on any of our executive officers or other key employees. Our future success will depend in part upon our ability to attract and retain additional qualified managers, engineers and other employees. Our business, operating results, financial condition or growth could be materially adversely affected if we were unable to attract, hire, assimilate, and train these employees in a timely manner.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY.

The market price of our common stock has been, and we expect will continue to be, subject to significant fluctuations. For example, the closing market price of our common stock fluctuated from $24.00 on January 3, 2001, to a low of $7.69 on April 4, 2001, and then to $25.62 on January 15, 2002. Factors affecting our market price include:

    o the limited number of shares of common stock available for purchase or sale in the public markets;

    o  quarterly variations in our results of operations;

    o  failure to meet earnings estimates;

    o  changes in earnings estimates or buy/sell recommendations by analysts;

    o  the operating and stock price performance of comparable companies;

    o  developments in the financial markets;

    o the announcement of new products or product enhancements or business results by us or our competitors; and

    o general market conditions or market conditions specific to the industries in which we operate.

Recent events have caused stock prices for many companies, including our company, to fluctuate in ways unrelated or disproportionate to their operating performance. General economic and political events may affect market conditions generally, and, in particular, the market price of our common stock. These events and market trends are beyond our control. The market price at any particular time may not remain the market price in the future.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

All of our outstanding shares of common stock, other than shares owned by affiliates, are freely tradable without restriction or further registration. Affiliates must comply with the volume and other requirements of Rule 144 in the sale of their shares. Sales of substantial amounts of common stock by our shareholders, including shares issued upon the exercise of outstanding options, or even the potential for such sales, may have a depressive effect on the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

SOME ANTI-TAKEOVER PROVISIONS MAY AFFECT THE PRICE OF OUR COMMON STOCK.

Our articles of incorporation and bylaws contain various provisions, including notice provisions, provisions for staggered terms of office of the board of directors, fair price provisions, and provisions authorizing us to issue preferred stock, that may make it more difficult for a third-party to acquire, or may discourage acquisition bids for, our company. Such provisions could limit the price that certain investors would be willing to pay in the future for shares of our common stock.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute the ownership percentage of holders of our common stock. We may issue additional shares of common stock or preferred stock:

    o  to raise additional capital or finance acquisitions;

    o upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and/or

    o  in lieu of cash payment of dividends.

In addition, the rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future that would be senior to the rights of the holders of the common stock.

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements within the meaning of federal and state securities laws. These statements include, among others, statements regarding use of proceeds, future expenditures, sufficiency of cash generated from operations, business strategy, product development, product acceptance, market penetration, market demand, the significance of our international sales to our total sales, fluctuations in sales to our largest customers, nonpayment of dividends, levels of amortization of intangibles, synergies in the combination of marketing efforts, working capital needs from the LAC acquisition, funding of working capital needs and operating needs, effects of changes in foreign currency rates or the prime rate, effects of the introduction of the Eurodollar, benefits of our relationships with strategic partners, exposure to economic cycles in the markets we serve, effects of noncompliance with environmental regulations, and return on investment in new businesses or products. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operation " and "Business."

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including  insufficient  capital  resources,  inability  to  integrate  the  LAC business successfully, adverse economic conditions, and unanticipated difficulties in product development and other risks identified in the section entitled "Risk Factors" and other sections of this prospectus.

                                 USE OF PROCEEDS

Each selling shareholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. However, we will receive the exercise price of the warrants when exercised by the holders thereof. If all of the warrants are exercised, we estimate our net proceeds will be $2.0 million (less any warrants exercised on a "cashless" basis).

We plan to use any proceeds from warrant exercises for working capital and other general corporate purposes.

                                 DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our common stock in the foreseeable future. Furthermore, our bank credit facility and the terms of our Series A Convertible Preferred Stock restrict our ability to pay dividends on our common stock.

                           PRICE RANGE OF COMMON STOCK

Our common stock has been traded on the Nasdaq National Market under the symbol "AFCO" since November 21, 1997. The following table sets forth, for the quarters indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

                                                            High     Low
                                                           ------   -----
       Fiscal 2000:
         First Quarter...............................    $   4.00  $  3.13
         Second Quarter..............................       14.75     3.00
         Third Quarter...............................       35.75    12.88
         Fourth Quarter..............................       39.88    13.13
       Fiscal 2001:
         First Quarter...............................    $  42.00  $ 21.06
         Second Quarter..............................       37.94    14.75
         Third Quarter...............................       25.25    10.06
         Fourth Quarter..............................       22.50     7.69
       Fiscal 2002:
         First Quarter ..............................    $  25.30  $ 12.95
         Second Quarter .............................       34.47    15.03
         Third Quarter (through January 15, 2002)....       34.25    24.80

On January 15, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $25.62 per share and there were approximately 68 shareholders of record of the common stock. We estimate that there are approximately 3,020 beneficial owners of the common stock.

                   SECURITY OWNERSHIP OF SELLING SHAREHOLDERS


On January 16, 2001,  Montrose  Investments,  Ltd. and Strong River Investments,
Inc. each acquired Series A Convertible Preferred Stock and a common stock purchase warrant convertible into shares of our common stock. Both Montrose and Strong River have converted their Series A Convertible Preferred Stock into shares of our common stock. Neither Montrose nor Strong River or their respective affiliates may use these warrants to acquire more than 9.999% each of our outstanding common stock. On January 16, 2001, RAM Capital Resources, LLC also acquired a warrant convertible into 18,987 shares of our common stock at an exercise price of $22.33 per share. On December 7, 2001 RAM Capital Resources, LLC transferred its warrant to OTA Limited Partnership.

The number of shares of our common stock listed in the table below as being beneficially owned by the selling shareholders includes the shares that are issuable to each of them, subject to a 9.999% limitation for each, upon exercise of the warrants. However, the 9.999% limitation would not prevent a selling shareholder from acquiring and selling in excess of 9.999% of our common stock through a series of acquisitions and sales under the warrant, while never beneficially owning more than 9.999% at any one time.

This prospectus relates to the resale of shares of our common stock by the selling shareholders. The table below sets forth information with respect to the resale of shares of our common stock by the selling shareholders. We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling shareholders and in order to adequately cover the number of shares required. Pursuant to a registration rights agreement between us and the selling shareholders, this prospectus covers the resale of the 506,328 shares of common stock issued upon full conversion of the Series A Convertible Preferred Stock, plus the shares issuable upon full exercise of the warrants. We will not receive any proceeds from the resale of common stock by the selling shareholders, although we may receive proceeds from the exercise of warrants. Assuming all of the shares of our common stock registered below are sold by the selling shareholders, the selling shareholders will not continue to own any shares of our common stock.

Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has a right to acquire within 60 days after the date of this prospectus. The percentage of common stock outstanding after this offering is based on 10,981,084 shares of common stock issued and outstanding as of January 15, 2002.

                                     Number of Shares of           Number of           Number of Shares of Common
                                         Common Stock             Shares to be        Stock/Percentage of Class to
                                    Beneficially Owned at         Offered for         be Owned After Completion of
              Name                   January 15, 2002(1)           Resale (2)               the Offering (3)
 -------------------------------   -------------------------    -----------------    --------------------------------
 Montrose Investments, Ltd.                217,974                  217,974                        0
 Strong River Investments, Inc.            220,506                  220,506                        0
 OTA Limited Partnership                    18,987                   18,987                        0
 Total                                     457,467                  457,467                        0

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares of common stock beneficially owned by a selling shareholder and the percentage owned by such selling shareholder, shares of common stock subject to options and warrants held by that selling shareholder that are currently exercisable or exercisable within 60 days of January 15, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other selling shareholder.

(2) Pursuant to the registration rights agreement, this prospectus covers the resale of 457,467 shares of common stock issued upon full conversion of the Series A convertible preferred stock, plus the shares issuable upon full exercise of the warrants.

(3)  Assumes sale of all shares offered hereby.

There is no assurance that the selling shareholders will exercise their warrants or will otherwise opt to sell any of the shares offered hereby. To the extent required, the specific shares to be sold, the names of the selling shareholders, other additional shares of common stock beneficially owned by the selling shareholders, the public offering price of the shares to be sold, the names of any agent, dealer or underwriter employed by the selling shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated articles of incorporation and amended and restated bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, which have been filed as exhibits to our registration statement, of which this prospectus is a part. Our authorized capital stock consists of 40 million shares of common stock and one million shares of preferred stock, all without par value. As of January 15, 2002, 10,981,084 shares of common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Holders of common stock do not have the right to cumulate votes with respect to election of directors. Accordingly, holders of a majority of the shares of common stock voting in any election of directors will have the ability to elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors of legally available funds, subject to any preferences that may be awarded to any outstanding preferred stock. In the event of a liquidation, dissolution and winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights by virtue of provisions in our articles of incorporation. All of the outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

The Board of Directors has the authority to issue 1,000,000 shares of preferred stock. The Board of Directors may issue preferred stock in one or more series and may fix the relative rights and preferences of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and numbers of shares constituting any series, without any further vote or action by shareholders. The issuance of preferred stock with voting and conversion rights and dividend and liquidation preferences, may adversely affect the rights of holders of common stock. Outstanding preferred stock may also have the effect of delaying, deferring or preventing a change of control, may discourage bids for our stock at a premium over the market price, and may adversely affect the market price of the common stock. We have no current plans to issue any preferred stock.

WARRANTS

Warrants to purchase 75,949 shares of our common stock at an exercise price of $22.33 per share, subject to anti-dilution adjustments, were issued as of January 16, 2001 in connection with the sale of certain Series A Convertible Preferred Stock, which preferred stock has already been converted into shares of our common stock. The warrants have a five-year term expiring January 16, 2006. In addition, in connection with the sale of the Series A Convertible Preferred Stock we issued a warrant to purchase 17,468 shares of common stock with a warrant exercise price of $20.09 per share to our placement agent, which warrant has a three-year term. If the warrants are exercised, we intend to use the proceeds primarily for working capital and general corporate purposes.

REGISTRATION RIGHTS

We were required to file a registration statement covering the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and related warrants. We are required to maintain the effectiveness of the registration statement covering such resale until the earlier of: the date as of which the holders of the Series A Convertible Preferred Stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, or the date on which the holders of the Series A Convertible Preferred Stock and warrants have sold all of the shares of common stock issued or issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the related warrants.

We bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the Series A Convertible Preferred Stock and the related warrants. The registration statement was declared effective on May 16, 2001.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., Denver, Colorado.

CERTAIN ARTICLE AND BYLAW PROVISIONS AND PROVISIONS OF COLORADO LAW

Our Amended and Restated Articles of Incorporation contain the following provisions that may have the effect of delaying, deferring or preventing a hostile takeover or change of control:

    o     the terms of the board of directors are staggered into three classes;

    o     cumulative voting in elections is prohibited;

    o we cannot engage in a business combination with an interested shareholder unless the business combination is approved in a prescribed manner including approval by more than 80% of the outstanding voting securities and more than 50% of the outstanding voting securities owned by shareholders other than the interested shareholder. A "business combination" includes a merger or consolidation, the sale, lease, exchange, pledge or other transfer of our assets or our dissolution and liquidation, and an "interested shareholder" is a person who owns beneficially 10% or more of our voting stock;

    o when considering a tender offer or a merger acquisition proposal, the board of directors may consider factors other than potential financial benefits to shareholders, including the adequacy and fairness of the consideration to be received, the potential social and economic impact on us, our employees and vendors, and the communities in which we operate;

    o generally, a business combination with another corporation or our voluntary dissolution and liquidation is permissible only with the affirmative vote of 66 2/3% of the outstanding voting securities; and

    o our shareholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities.

INDEMNIFICATION; LIMITATION OF LIABILITY

Pursuant to provisions of the Colorado Business Corporation Act, we have adopted provisions in our articles of incorporation and have entered into director and officer indemnity agreements that permit us to indemnify our directors to the fullest extent permitted by Colorado law, except that we will not indemnify any director (i) in connection with a proceeding by or in the right of the corporation in which the director was judged liable to the corporation, or (ii) in connection with any other proceedings charging that the director derived an improper personal benefit or in which the director was judged liable on this basis. In addition, our articles of incorporation eliminate the personal liability of our directors to us or to our shareholders for monetary damages for breach of their duty of due care, except that there is no elimination or limitation of liability for any breach of a director's duty of loyalty to us or to our shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts providing for an unlawful distribution of our assets, or any transaction from which the director directly or indirectly derived an improper personal benefit.

                              PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us and the selling shareholders by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. Members of Varnum, Riddering, Schmidt & Howlett LLP own in the aggregate 3,100 shares of Applied Films Corporation's common stock. Daniel C. Molhoek, a partner of Varnum, Riddering, Schmidt & Howlett LLP, serves as Secretary to the Board of Directors of Applied Films Corporation.

                                     EXPERTS

The consolidated financial statements of Applied Films Corporation incorporated by reference in this prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

The combined financial statements of Large Area Display, a combined operating entity of Balzers and Leybold Holding Deutschland AG, incorporated by reference in this Registration Statement have been audited by Ernst & Young Deutshe Allgemeine Treuhand AG, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                                MATERIAL CHANGES

On November 15, 2001 we completed an underwritten public offering of 4,396,855 shares of our common stock at an offering price of $20.00 per share. The offering included a total of 3,573,502 shares sold by us, including an over-allotment of 573,502 shares exercised by the underwriters, and an additional 823,353 shares sold by certain selling shareholders. We realized total net proceeds from the offering of approximately $67.0 million. The shares were offered through underwriters led by CIBC World Markets and co-managed by Robertson Stephens and Needham & Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

================================================================================

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY STATEMENT THAT DIFFERS WITH THE CONTENTS OF THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.


                                 Applied Films

                           457,467 Shares Common Stock

                                 _______________

                                   Prospectus
                                 _______________


                              ______________, 2002









================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates, except the SEC registration fee. All expenses shown will be paid by Applied Films Corporation.

                      SEC registration fee..........                          $       5,661
                      Printing and mailing expenses.                                  1,000
                      Fees and expenses of counsel..                                 10,000
                      Accounting and related expenses                                10,000
                      Blue Sky fees and expenses....                                  1,000
                      Registrar and Transfer Agent fees                               1,000
                      Miscellaneous.................                                  5,000
                                                                              -------------
                           Total....................                          $      33,661
                                                                              -------------

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the "Act") grant the registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the registrant, provided with respect to conduct in an official capacity with the registrant, the person acted in good faith and in a manner he reasonably believed to be in the best interests of the registrant, with respect to all other conduct, the person believed the conduct to be at least not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful. Indemnification is limited to reasonable expenses incurred in connection with the proceeding. No indemnification may be made (i) in connection with a proceeding by or in the right of the registrant in which the person was adjudged liable to the registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the registrant is required by the Act to indemnify him against reasonable expenses.

The registrant's Amended and Restated Articles of Incorporation contain provisions that permit the registrant to indemnify its officers and directors to the fullest extent permitted by the Colorado Business Corporation Act. The registrant has indemnification agreements with each of its directors and certain of its officers providing for similar indemnification. See Exhibit 10.4 to this Registration Statement. In addition to the available indemnification, the registrant's Amended and Restated Articles of Incorporation limits the personal liability of the members of its Board of Directors, subject to certain exceptions, for monetary damages with respect to claims by the registrant or its shareholders.

The registrant's Amended and Restated Bylaws provide that the registrant may purchase and maintain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liability asserted against or incurred by such persons in any such capacity.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Reference is made to the Exhibit Index which appears at page II-4 of the Registration Statement.

Item 17. UNDERTAKINGS.

The Registrant hereby undertakes as follows:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement on Form S-3 No. 333-59984 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Longmont, State of Colorado, on this 16th day of January, 2002.


                                        APPLIED FILMS CORPORATION.

                                        By: /s/ Thomas T. Edman
                                            Thomas T. Edman
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement on Form S-3 No. 333-59984 has been signed by the following persons in the capacities and on January 16, 2002.


                 Signature                                Title
                 ---------                                -----


   /s/ Thomas T. Edman                 Director, President, and Chief Executive
   Thomas T. Edman Officer             (principal executive officer)

   /s/ Lawrence D. Firestone           Treasurer and Chief Financial Officer and
   Lawrence D. Firestone               Secretary (principal financial officer)

   /s/ Richard P. Beck *               Director and Chairman of the Board
   Richard P. Beck

   /s/ John S. Chapin *                Director
   John S. Chapin

   /s/ Vincent Sollitto *              Director
   Vincent Sollitto

   /s/ Chad D. Quist *                 Director
   Chad D. Quist



        * By: /s/ Lawrence D. Firestone
              Lawrence D. Firestone

  Exhibit                           Description
  -------                           -----------

      3.1 Amended and Restated Articles of Incorporation, as amended of Applied Films Corporation are incorporated by reference to
               Exhibit 3.1 of Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

      3.2 Amended and Restated Bylaws of Applied Films Corporation are incorporated by reference to Exhibit 3.2 of Registrant's
               Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

      4.1      Specimen common stock certificate is incorporated by reference to
               Exhibit 4.1 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

      4.2 Specimen Series A Preferred Stock certificate is incorporated by reference to Exhibit 4.1 of Registrant's Current Report on Form 8-K dated January 16, 2001.

      5.1 *    Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

     10.1 1993 Stock Option Plan is incorporated by reference to Exhibit 4 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-51175).

     10.2 1997 Stock Option Plan, as amended, is incorporated by reference to Exhibit 10.2 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331), by reference to Exhibit 4.2 of Registrant's Registration Statement on Form S-8 (Reg. No.
               333-47967)   by   reference   to  Exhibit  4.2  of   Registrant's
               Registration Statement on Form S-8 (Reg. No. 333-38426) any by reference to Exhibits 4.2 and 4.3 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-56376).

     10.3 Employee Stock Purchase Plan, as amended, is incorporated by reference to Exhibit 10.3 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331), by reference to
               Exhibit 4 to the Registrant's Registration Statement on Form S-8 (Reg. No. 333-47951) and by reference to Exhibit 4.2 on Registrant's Registration Statement on Form S-8 (Reg. No. 333-56378).

     10.4 Form of Indemnity Agreement between Registrant and each of its Directors and Executive Officers is incorporated by reference to
               Exhibit 10.4 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

     10.5      Lease  Agreement  dated  January  30,  1998,  between  9586  East
               Frontage  Road,   Longmont,   CO  80504  LLC  and  Registrant  is
               incorporated   by  reference  to  Exhibit  10.9  of  Registrant's
               Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1997.

     10.6 Agreement, dated November 18, 1997, between Nippon Sheet Glass Co., Ltd., NSG Fine Glass Co., Ltd. and Registrant is incorporated by reference to Exhibit 10.8 of Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998.

     10.7 Amended and Restated Credit Agreement, dated September 17, 1999, between Registrant and Bank One, Michigan, is incorporated by reference to Exhibit 10.7 of Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999.

     10.8 Security Agreement dated June 30, 1994, between Registrant and Bank One, Michigan, formerly NBD Bank, is incorporated by reference to Exhibit 10.5 of Registrant's Registration Statement on Form S-1, as amended (Reg. 333-35331).

     10.9 Outside Director Stock Option Plan is incorporated by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-95367) and by reference to Exhibits 4.2 and 4.3 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-75164).

     10.10 Share Purchase and Exchange Agreement dated October 18, 2000, between Registrant, AFCO GmbH & Co. KG, Balzers Process Systems GmbH and Unaxis Holding AG is incorporated by reference to

               Exhibit 2.1 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

     10.11 Amendment Agreement dated December 29, 2000, between Registrant, AFCO GmbH & Co. KG, Balzers Process Systems GmbH and Unaxis Holding AG is incorporated by reference to Exhibit 2.2 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

     10.12 Contribution Agreement dated December 29, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.3 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

     10.13 Bravo Intellectual Property License Agreement dated December 31, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.4 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

     10.14 Newco Intellectual Property License Agreement dated December 31, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.5 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

     10.15 Registration Rights Agreement dated December 31, 2000, between Registrant and Balzers Process Systems GmbH is incorporated by reference to Exhibit 2.6 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

     10.16 Securities Purchase Agreement dated January 16, 2001, between Registrant and the purchasers identified on the signature pages thereto is incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated January 16, 2001.

     10.17 Registration Rights Agreement dated January 16, 2001, between Registrant and the investors identified on the signature pages thereto is incorporated by reference to Exhibit 10.2 of Registrant's Current Report on Form 8-K dated January 16, 2001.

     10.18 Common Stock Warrant No. 1 dated January 16, 2001 is incorporated by reference to Exhibit 10.3 of Registrant's Current Report on Form 8-K dated January 16, 2001.

     10.19 Common Stock Warrant No. 2 dated January 16, 2001 is incorporated by reference to Exhibit 10.4 of Registrant's Current Report on Form 8-K dated January 16, 2001.

     10.20 Common Stock Warrant No. 3 dated January 16, 2001 is incorporated by reference to Exhibit 10.5 of Registrant's Current Report on Form 8-K dated January 16, 2001.

     10.21 Common Stock Warrant No. 4 dated January 16, 2001 is incorporated by reference to Exhibit 10.21 of Registrant's Amendment No. 2 to Registration Statement on Form S-1, as amended (Reg. No. 333-68476).

     10.22 Lease Agreement between RWE Systems Immobilren GmbH & Co. KG/Lahmeyer Grandbesitz GmbH & Co., KG and Applied Films GmbH & Co. KG dated January 31, 2001, for the Alzenau, Germany facility, incorporated by reference to Exhibit 10.22 of Registrant's report on Form 10-K for the fiscal year ended June 30, 2001.

     10.23 Commercialization Agreement between the Coca-Cola Company, KRONES AG and Applied Films GmbH & Co. KG (as assignee of Balzers Process Systems GmbH) effective September 1, 2000, incorporated by reference to Exhibit 10.23 of the Registrant's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2001.

     21.1 Subsidiaries of Applied Films Corporation is incorporated by reference to Exhibit 21.1 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-68476).

     23.1*     Consent of Varnum, Riddering,  Schmidt & Howlett LLP (included in
               Exhibit 5.1).

     23.2      Consent of Arthur Andersen LLP.

     23.3      Consent of Ernst & Young Deutsche Allgmeine Treuhand AG

     24.1*     Power of Attorney.

      *        Previously filed

EXHIBIT 23.2





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 to Form S-1 on Form S-3 dated January 16, 2002 (Registration Number 333-59984) of our report dated July 19, 2001 included in Applied Films Corporation's Form 10-K for the year ended June 30, 2001 and to all references to our Firm included in this Registration Statement.



                             /s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
    January 16, 2002

EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference to our firm under the caption "Experts" and to the use of our report dated September 14, 2000, with respect to the combined financial statements and accompanying footnotes of Large Area Display included in Form 8-K filed with the Securities and Exchange Commission on January 5, 2001.


/s/ Ernst & Young AG

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftprufungsgesellschaft
Frankfurt am Main, Germany
January 14, 2002